Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Horizon National Corporation:

We consent to the use of our reports dated February 25, 2016, with respect to the consolidated statements of condition of First Horizon National Corporation and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.

/s/ KPMG LLP

Memphis, Tennessee

May 4, 2016